Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

August 4, 2016

Synovus Financial Corp.

1111 Bay Avenue, Suite 500

Columbus, Georgia 31901

Re:         Registration Statement on Form S-3

Ladies and Gentleman:

We have acted as counsel to Synovus Financial Corp., a Georgia corporation (the “Company”), in connection with its filing on the date hereof of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

The Registration Statement registers an indeterminate amount of: (i) shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”), including accompanying preferred stock purchase rights, included with each share of Common Stock, that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events (the “Rights”); (ii) shares of Preferred Stock, no par value, of the Company (the “Preferred Stock”); (iii) warrants (the “Warrants”); (iv) depositary shares to purchase a fractional share or multiple shares of Preferred Stock (the “Depositary Shares”), which may be issued under one or more depositary agreements (each a “Depositary Agreement”) to be entered into between the Company and the depositary agent to be named therein (the “Depositary Agent”); (v) senior debt securities, subordinated debt securities, and junior subordinated debt securities (collectively, the “Debt Securities”), which may be issued pursuant to a senior debt indenture (the “Senior Debt Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Debt Trustee”), a subordinated debt indenture (the “Subordinated Debt Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Subordinated Debt Trustee”) and a junior subordinated debt indenture (the “Junior Subordinated Debt Indenture,” and together with the Senior Debt Indenture and the Subordinated Debt Indenture, the “Indentures”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Junior Subordinated Debt Trustee,” and together with the Senior Debt Trustee and the Subordinated Debt Trustee, the “Trustees”); (vi) purchase contracts (the “Purchase Contracts”), which may be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered

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August 4, 2016

into between the Company and the purchase contract agent to be named therein (the “Purchase Contract Agent”); and (vii) Debt Securities, Preferred Stock, Common Stock, Depositary Shares, Warrants and Purchase Contracts or any combination thereof that may be offered in the form of units (the “Units”) to be issued under one or more unit agreements (a “Unit Agreement”) to be entered into among the Company, a bank or trust company, as unit agent (the “Unit Agent”), and the holders from time to time of the Units. The Common Stock, Preferred Stock, Rights, Depositary Shares, Warrants, Debt Securities, Purchase Contracts and the Units are collectively referred to herein as the “Securities”.

In rendering the opinions expressed herein, and except as hereinafter limited, we have examined the Amended and Restated Articles of Incorporation of the Company, as amended; the Bylaws of the Company, as amended; the Registration Statement; and records of the proceedings of the Board of Directors of the Company as we deemed necessary for purposes of expressing the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth.

This opinion does not address the determination that a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. Members of the Board Directors of the Company are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Shareholder Rights Plan. This opinion addresses the Rights and the Shareholder Rights Plan in their entirety, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

(1)

Any shares of Common Stock, when (a) the underwriting or similar agreement has been duly authorized, executed and delivered by the parties thereto; (b) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate

August 4, 2016

officers of the Company have taken all necessary action to approve the issuance of the Common Stock; and (c) the shares of Common Stock have been delivered to and paid for by the purchasers thereof, will be duly authorized and validly issued, fully paid and nonassessable shares of Common Stock;

(2)	Any Rights, when issued in accordance with that certain Shareholder Rights Plan, dated as of April 26, 2010, as amended, between the Company and American Stock Transfer & Trust Company LLC, as the Rights Agent, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity;

(3)	Any shares of Preferred Stock, when (a) the underwriting or similar agreement has been duly authorized, executed and delivered by the parties thereto, (b) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the Company have taken all necessary action to approve the issuance of the Preferred Stock and (c) the Preferred Stock has been duly issued and delivered pursuant to any underwriting agreement or a comparable agreement, will be duly authorized, validly issued, fully paid and nonassessable;

(4)	Any Depositary Shares, when (a) the Depositary Agreement has been duly authorized, executed and delivered by the parties thereto, (b) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the Company have taken all necessary corporate action to approve and establish the terms of the Depositary Shares and to authorize and approve the issuance thereof and (c) the Depositary Shares have been issued and delivered to and paid for by the purchasers thereof, will be validly issued and will represent a fractional interest in, or multiple shares of, validly issued, fully paid and non-assessable Preferred Stock;

(5)	Any Warrants, when (a) the warrant agreement has been duly authorized, executed and delivered by the parties thereto, (b) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the Company have taken all necessary corporate action to approve and establish the terms of the Warrants and to authorize and approve the issuance thereof and (c) the Warrants have been delivered to and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity;

(6)

Any Debt Securities, assuming the Indenture has been duly authorized, executed and delivered by the Trustee and the Company, and when (a) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the

August 4, 2016

Company have taken all necessary corporate action to approve and establish the terms of the Debt Securities and to authorize and approve the issuance thereof , (b) any supplemental indenture, officers’ certificate or board resolution in respect of the issuance of any Debt Securities has been duly authorized, executed and delivered by the Trustee and the Company; (c) the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and any supplemental indenture, officers’ certificate or board resolution to be entered into or adopted in connection with the issuance of such Debt Securities; and (d) such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and any supplemental indenture, officers’ certificate or board resolution to be entered into or adopted in connection with the issuance of such Debt Securities and the applicable underwriting or other agreement against payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity, provided that we express no opinion as to the applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto;

(7)	Any Purchase Contracts, when (a) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the Company have taken all necessary corporate action to approve and establish the terms of the Purchase Contracts and to authorize and approve the issuance thereof; (b) the Purchase Contract Agreement to be entered into in connection with the issuance of any Purchase Contracts has been duly authorized, executed and delivered by the Purchase Contract Agent and the Company; (c) the specific terms of the Purchase Contracts have been duly authorized and established in accordance with the Purchase Contract Agreement; and (d) such Purchase Contracts have been duly authorized, executed, issued and delivered in accordance with the Purchase Contract Agreement and the applicable underwriting or other agreement against payment therefor, such Purchase Contracts will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity; and

(8)

Any Units, when (a) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the Company have taken all necessary corporate action to approve and establish the terms of the Purchase Contracts and to authorize and approve the issuance thereof; (b) the Unit Agreement to be entered into in connection with the issuance of any Units has been duly authorized, executed and delivered by the Unit Agent and the Company; (c) the specific terms of the Units have been duly authorized and established in accordance

August 4, 2016

with the Unit Agreement; and (d) such Units have been duly authorized, executed, issued and delivered in accordance with the Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is delivered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect this opinion and other statements expressed herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein and is not to be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without my prior express written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely, ALSTON & BIRD LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly A partner